Exhibit 99.1

Altimmune Signs Definitive Agreement to Acquire Spitfire Pharma, Inc. Adding NASH Drug Candidate to Portfolio

•	Company to receive rights to novel GLP-1/glucagon dual agonist that addresses obesity and metabolic dysfunction, primary causes of NASH

•	Greater impact on liver fat, inflammation and fibrosis compared to leading NASH candidates in established preclinical models

•	Altimmune plans to advance the drug candidate into the clinic during 2020

•	Company to conduct conference call on Tuesday, July 9, 2019 at 8:30 a.m.

GAITHERSBURG, MD, July 9, 2019 (GLOBE NEWSWIRE) — Altimmune, Inc. (Nasdaq: ALT), a clinical-stage biopharmaceutical company, today announced that it has entered into an agreement to acquire Spitfire Pharma, Inc. (Spitfire) including its product candidate SP-1373 (to be renamed ALT-801), a potent GLP-1/Glucagon receptor co-agonist for the treatment of non-alcoholic steatohepatitis (NASH). The transaction is expected to close during July 2019, subject to customary closing conditions.

Spitfire, a portfolio company of Presidio Partners, was founded by John J. Nestor, Jr., Ph.D. and Velocity Pharmaceutical Development, LLC, for the sole purpose of developing the NASH drug candidate, SP-1373. Spitfire shareholders will receive an upfront payment of $5 million in Altimmune common stock and will be eligible to receive an additional $8 million in future regulatory and clinical milestones payable in cash or common stock. Spitfire shareholders are also eligible to receive up to $80 million in sales-based milestones. The issuance of common stock to satisfy the milestone payments is subject to stockholder approval in accordance with Nasdaq rules.

“NASH is a significant unmet need. There are no approved treatments available, and prevalence is growing worldwide as a consequence of an expanding obesity epidemic. Compelling preclinical data generated by Spitfire suggests that ALT-801 could reverse obesity, a primary cause of NASH, thereby reducing excess liver fat, inflammation and fibrosis associated with the disease” said Dr. Vipin K. Garg, Ph.D., President and Chief Executive Officer of Altimmune. “The addition of this exciting product candidate to our portfolio is a transformative transaction for Altimmune.”

ALT-801 builds on the Company’s liver disease expertise being developed in Altimmune’s HepTcellTM program for treating chronic hepatitis B and continues to build and leverage the Company’s deep knowledge of developing novel peptide-based therapeutics.

“We believe strongly in the potential of ALT-801 to become an important treatment for NASH and are excited to find a partner with the resources and experience to see this candidate through clinical development,” said David Collier, CEO of Velocity Pharmaceutical Development and Managing Director of Presidio Partners. “ALT-801 offers a compelling value proposition, and we look forward to participating in its advancement as shareholders of Altimmune.”

Conference Call and Webcast

Altimmune will host a conference call and webcast to discuss this acquisition on Tuesday, July 9, 2019 at 8:30 a.m. Eastern Time. The conference call will be accessible by dialing (877) 423-9813 (US/Canada) or (201) 689-8573 (International) and providing conference ID: 13692232. The call will also be webcast and will be accessible from the Company’s website at www.altimmune.com, under the “Investors” section.

A replay of the conference call will be accessible via the webcast link on the company’s website.

About ALT-801

ALT-801 is a potent, peptide-based therapeutic candidate with balanced agonist activity on the GLP-1 and glucagon (GCGR) receptors. ALT-801 is designed to treat the underlying metabolic dysfunction that leads to NASH, the most severe form of non-alcoholic fatty liver disease (NAFLD). NASH is considered by many to be the liver manifestation of metabolic syndrome and is characterized by abnormal accumulation of fat in the liver, toxic lipid metabolites, inflammation and liver cell damage leading to fibrosis/cirrhosis. ALT-801 acts upstream to block disease progression compared to most other NASH drug candidates in development, which instead focus on treating the liver damage that occurs as a result of NASH.

ALT-801 activates both the GLP-1 and the glucagon receptors, resulting in appetite suppression, decreased insulin insensitivity, increased energy expenditure, and substantial decreases in both liver and body fat in relevant animal models. ALT-801 has a similar mechanism of action to the body’s natural dual-acting hormone, oxyntomodulin, which lowers food intake, stimulates energy expenditure and reduces body weight. ALT-801 is designed to achieve glycemic control comparable to or better than the approved GLP-1 agonists but with more robust weight loss with once-weekly subcutaneous dosing.

ALT-801 demonstrated better outcome measures in comparison to semaglutide (an approved GLP-1 receptor agonist) or elafibranor (a PPAR alpha/delta agonist currently in development) in the Gubra/Amylin biopsy-proven, diet-induced mouse model of NASH. During this twelve-week study, treatment with ALT-801 rapidly returned body weight to the range of lean normal animals. Histology revealed a near complete absence of liver steatosis, lobular inflammation and ballooning, as well as a significant reduction of fibrosis. Semaglutide showed a mild decrease in hepatosteatosis and modest body weight loss. Elafibranor also produced modest weight loss under these conditions, but historically this effect has not translated to weight decrease in clinical trials.

About Altimmune

Altimmune is a clinical stage biopharmaceutical company focused on developing liver disease and immune modulating therapies. Our diverse pipeline includes next generation peptide therapeutics for NASH (ALT-801) and chronic Hepatitis B (HepTcell), conjugated immunostimulants for the treatment of cancer (ALT-702) and intranasal vaccines (NasoVAXTM and NasoShieldTM). For more information on Altimmune, please visit the website www.altimmune.com.

About Velocity Pharmaceutical Development and Presidio Partners

Velocity Pharmaceutical Development LLC (VPD) is dedicated to rapidly advancing promising drug candidates to clinical proof of concept using a highly virtual management model. VPD is staffed by a seasoned team of clinical drug developers with expertise identifying attractive drug candidates, target markets, and designing and managing outsourced clinical trials. This expert team manages multiple single asset companies to remove the costly overhead and misaligned incentives present in traditional biotechnology company structures. The company is located in South San Francisco, California. More information is available at www.vpd.net.

Presidio Partners, founded in 1989, is a San Francisco-based venture capital firm with a focus on science-based innovation. Presidio pursues a diversified investment strategy in life sciences, information technology, and energy technology that allows for consistency in returns and the ability to capitalize on trends in various sectors as they play out over a fund’s life. Presidio has a track record of, and strategy for, seeking, identifying, curating, and incubating companies with entrepreneurs that have deep technical and scientific backgrounds. Presidio also strives to introduce innovative portfolio management practices to venture investing. Learn more by visiting www.presidiopartners.com.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the closing of the Spitfire Pharma acquisition, the timing of key milestones for ALT-801, the filing of the IND for ALT-801 in 2020, the initiation of a Phase 1 clinical study in 2020, and the prospects for regulatory approval or commercializing ALT-801, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the Company’s ability to close the Spitfire Pharma acquisition on the timelines anticipated, or at all, the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of ALT-801; the Company may encounter substantial delays in its clinical trials, or its clinical trials may fail to demonstrate the safety and efficacy of our product candidates to the satisfaction of applicable regulatory authorities; the Company’s ability to predict the time and cost of product development; competition from other pharmaceutical and biotechnology companies, which may result in others discovering, developing or commercializing NASH products before, or more successfully, than the Company; the Company’s ability to obtain potential regulatory approvals on the timelines anticipated, or at all; the Company’s ability to obtain additional patents or extend existing patents on the timelines anticipated, or at all; the Company’s ability to expand its pipeline of products and the success of future product advancements, including the success of future clinical trials, and the Company’s ability to commercialize its products; third-party claims of intellectual property infringement or misappropriation may prevent or delay the Company’s development and commercialization efforts; the Company’s anticipated financial or operational results; the Company’s ability to obtain additional capital resources;

unforeseen safety and efficacy issues; the Company’s ability to receive stockholder approval to issue shares of its common stock in satisfaction of milestone payments; and the Company’s ability to continue to satisfy the listing requirements of the NASDAQ Global Market. Further information on the factors and risks that could affect the Company’s business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts

Will Brown	Ashley R. Robinson
Chief Financial Officer	Managing Director LifeSci Advisors
Phone: 240-654-1450	Phone: 617-535-7742
Email: wbrown@altimmune.com	Email: arr@lifesciadvisors.com